Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

The Rouse Company:

We consent to the incorporation by reference in the Registration Statement (No. 2-83612) on Form S-8 of The Rouse Company of our report dated June 13, 2003, relating to the statements of net assets available for benefits of The Rouse Company Savings Plan as of December 31, 2002 and 2001, the related statements of changes in net assets available for benefits for the years then ended and the related schedule for the year ended December 31, 2002, which report appears elsewhere in this Form 11-K/A.

/s/ KPMG LLP

Baltimore, Maryland June 30, 2003